Exhibit 99.1

NEWS RELEASE

SOUTHWESTERN ENERGY FURTHER AMENDS TENDER OFFERS

Houston, Texas – July 15, 2016...Southwestern Energy Company (NYSE: SWN) (the “Company”) today announced additional amendments with respect to its previously announced cash tender offers to purchase (as amended, the “Amended Tender Offers”) its outstanding senior notes listed in the table below (collectively, the “Notes”) for a maximum aggregate purchase price (excluding accrued interest) of up to $750.0 million (the “Aggregate Maximum Purchase Price”).

The amendments provide for:

(i)	an increase in the consideration offered per $1,000 principal amount of the Notes as shown in the table below (as increased, with respect to each series of Notes, the “Amended Tender Offer Consideration” or the “Amended Total Consideration”);

(ii)	an extension of the period during which validly tendered (and not validly withdrawn) Notes are eligible to receive the Early Tender Premium as shown in the table below from 5:00 p.m., New York City time, on July 15, 2016 to 5:00 p.m., New York City time, on July 19, 2016 (such date and time, as it may be further extended, the “Early Tender Time”); and

(iii)	an extension of the expiration date of the Amended Tender Offers from 12:00 midnight, New York City time, at the end of the day on July 27, 2016 to 12:00 midnight, New York City time, at the end of the day on August 2, 2016 (such date and time, as it may be further extended, the “Expiration Date”).

This announcement amends the Company’s Offer to Purchase, dated June 29, 2016 (the “Offer to Purchase”). Other than the amendments described above, all terms and conditions in the Offer to Purchase remain unchanged.

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding (U.S. $)	Sub-Cap (U.S. $)	Acceptance Priority Level		Dollars per U.S. $1,000 Principal Amount of Notes
					Aggregate Principal Amount Tendered as of July 14, 2016 (U.S. $)	Amended Tender Offer Consideration (1) (U.S. $)	Early Tender Premium (U.S. $)	Amended Total Consideration1)(2) (U.S. $)
3.30% Senior Notes due 2018	845467AJ8	$350,000,000	N/A	1	$84,032,000	$1,020.00	$30	$1,050.00
7.50% Senior Notes due 2018	845467AE9	$600,000,000	N/A	2	$173,433,000	$1,057.50	$30	$1,087.50
4.05% Senior Notes due 2020	845467AK5	$850,000,000	$50,000,000	3	$9,298,000	$970.00	$30	$1,000.00

(1)	Does not include accrued interest, which will also be payable to but not including the applicable settlement date.

(2)	Includes the Early Tender Premium.

The Company reserves the right, but is under no obligation, at any point following the Early Tender Time and before the Expiration Date, to accept for purchase any Notes validly tendered and not validly withdrawn prior to the Early Tender Time. The early settlement date will be determined at the Company’s option and is currently expected to occur on July 20, 2016, subject to all conditions to the Amended Tender Offers having been either satisfied or waived by the Company as of the early settlement date.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Mitsubishi UFJ Securities (USA), Inc. (“MUFG”) are the Lead Dealer Managers in the Amended Tender Offers. D.F. King & Co., Inc. (“D.F. King”) has been retained to serve as both the Tender Agent and Information Agent for the Amended Tender Offers. Persons with questions regarding the Amended Tender Offers should contact Credit Suisse at (toll free) (800) 820-1653 or (collect) (212) 538-2147 or MUFG at (toll free) (877) 744-4532 or (collect) (212) 405-7481. Requests for the Offer to Purchase and the amendments thereto should be directed to D.F. King at (toll free) (866) 406-2283 or (collect) (212) 269-5550 or SWN@dfking.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Amended Tender Offers are being made only pursuant to the Offer to Purchase, as amended, and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Amended Tender Offers are required to be made by a licensed broker or dealer, the Amended Tender Offers will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contact:

Michael Hancock

Director, Investor Relations

(832) 796-7367

michael_hancock@swn.com

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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